Exhibit 10.1
Execution Version
TIME SHARING AGREEMENT
          This Time Sharing Agreement (the Agreement), is made and entered into this 27th day of May, 2010, by and between National Express Company, Inc. (“NEC”), and Kenneth I. Chenault (“User”).
W I T N E S S E T H:
          WHEREAS, NEC, a wholly-owned subsidiary of American Express Company (“American Express”), owns and operates the aircraft (collectively, the “Aircraft”) listed on Schedule A hereto for use by employees and non-employee directors of American Express and its subsidiaries in accordance with Part 91 of the Federal Aviation Regulations and American Express’ policy regarding the use of corporate aircraft (the “Aircraft Policy”); and
          WHEREAS, pursuant to American Express’ security policy, User, as Chief Executive Officer of American Express is required, to the maximum extent practicable, to use the Aircraft for all aircraft travel purposes, including, without limitation, for personal travel; and
          WHEREAS, pursuant to the Aircraft Policy and American Express’ security policy, NEC provides use of the Aircraft to User for certain personal travel (which, under the rules and interpretations of the Securities and Exchange Commission (the “SEC”), includes, among other travel, use of the Aircraft for attendance at meetings of non-profit institutions and companies other than American Express on whose Board User serves as a director or trustee, as the case may be), and no charge, assessment or fee has been made to User for such flights (“Non-Reimbursable Personal Flights”); and
          WHEREAS, American Express has adopted a policy limiting Non-Reimbursable Personal Flights by User to those flights with an aggregate value of approximately $200,000 per year (the “Personal Use Limitation”), as such flights and amount are determined under the rules and interpretations of the SEC; and
          WHEREAS, NEC has the right and lawful authority to enter into time sharing agreements, as provided in §91.501 of the Federal Aviation Regulations (“FARs”); and
          WHEREAS, in order to comply with the Personal Use Limitation User may desire to lease, from time to time, the Aircraft, with flight crew, from NEC for User’s personal travel at User’s discretion in accordance with the Aircraft Policy on a time-sharing basis in accordance with §91.501 of the FARs; and
          WHEREAS, NEC has agreed to make the Aircraft, with flight crew, available to User for User’s personal travel in accordance with the Aircraft Policy on a non-exclusive time-sharing basis in accordance with §91.501 of the FARs; and

          WHEREAS, User and NEC have agreed that this Agreement shall not apply to Non-Reimbursable Personal Flights; and
          WHEREAS, this Agreement sets forth the understanding of the parties as to the terms under which NEC will provide User with the use, on a non-exclusive time-sharing basis, of the Aircraft.
          NOW THEREFORE, NEC and User declaring their intention to enter into and be bound by this Agreement, and for the good and valuable consideration set forth below, hereby covenant and agree as follows:
          1. Provision of Aircraft and Crew. Subject to Aircraft availability, NEC agrees to provide to User the Aircraft and flight crew on a time sharing basis in accordance with the provisions of FAR Part 91, including §§ 91.501(b)(6), 91.501(c)(1) and 91.501(d) of the FARs. NEC shall provide, at its sole expense, qualified flight crew for all flight operations under this Agreement. If NEC is no longer the operator of any of the Aircraft, Schedule A shall be deemed amended to delete any reference to such Aircraft and this Agreement shall be terminated as to such Aircraft but shall remain in full force and effect with respect to each of the other Aircraft identified thereon, if any. No such termination shall affect any of the rights and obligations of the parties accrued or incurred prior to such termination. If NEC becomes the operator of any aircraft not listed on Schedule A hereto, Schedule A shall be modified to include such aircraft as an Aircraft covered by this Agreement, and thereafter this Agreement shall remain in full force and effect with respect to such Aircraft and each of the other Aircraft identified thereon, if any.
          2. Term. The term of this Agreement (the “Term”) shall commence on the date hereof and shall continue until terminated by either party on written notice to the other party, such termination to become effective 30 days from the date of the notice, provided that this Agreement may be terminated on such shorter notice as may be required to comply with applicable law, regulations, the requirements of any financial institution with a security or other interest in the Aircraft, insurance requirements, or in the event the insurance required hereunder is not in full force and effect. This Agreement shall terminate immediately in the event that User is no longer the Chief Executive Officer of American Express Company. Notwithstanding the foregoing, any provisions directly or indirectly related to User’s payment obligations for flights completed prior to the date of termination and the limitation of liability provisions in Section 10 shall survive the termination of this Agreement.
          3. Reimbursement of Expenses. For each flight conducted under this Agreement, User shall pay NEC an amount (as determined by NEC) equal to the actual expenses of operating such flight (to include non-occupied legs needed for positioning the aircraft), not to exceed the sum of the following expenses as permitted pursuant to FAR 91.501(d):
(a)	Fuel, oil, lubricants, and other additives;

(b)	Travel expenses of the crew, including food, lodging, and ground transportation;

(c)	Hangar and tie-down costs away from the Aircraft’s base of operation;

(d)	Insurance obtained for the specific flight as per section 8.(b);

(e)	Landing fees, airport taxes, and similar assessments;

(f)	Customs, foreign permit, and similar fees directly related to the flight;

(g)	In-flight food and beverages;

(h)	Passenger ground transportation;

(i)	Flight planning and weather contract services; and

(j)	An additional charge equal to one hundred percent (100%) of the expenses listed in subsection (a) above.
          4. Invoicing and Payment. All payments to be made to NEC by User hereunder shall be paid in the manner set forth in this Section 4. NEC will pay, or cause to be paid, all expenses related to the operation of the Aircraft hereunder in the ordinary course. Within 30 days of the end of each trip, NEC shall provide or cause to be provided to User an invoice showing all personal use of the Aircraft by User pursuant to this Agreement during that trip and a complete accounting detailing all amounts payable by User pursuant to Section 3 for that trip (plus applicable domestic or international air transportation excise taxes, and any other fees, taxes or charges assessed on passengers by and remitted to a government agency or airport authority). User shall pay all amounts due under the invoice in a manner reasonably acceptable to NEC not later than 30 days after receipt thereof. In the event NEC has not received supplier invoices for reimbursable charges relating to such flight prior to such invoicing, NEC shall issue supplemental invoice(s) for such charge(s) to User, and User shall pay each supplemental invoice within 30 days after receipt thereof.
          5. Flight Requests. User shall provide the Flight Operations Dispatch Office of NEC with flight requests for User’s personal travel to be undertaken pursuant to this Agreement and proposed flight schedules as far in advance of User’s desired departure as possible, and at least 24 hours prior to User’s planned departure or as may be required by law. The advanced notice requirement in this Section 5 may be waived by NEC in its discretion. All flight requests for travel under this Agreement shall be in accordance with all reasonable policies established by NEC. Flight requests shall be in a form, whether oral or written, mutually convenient to and agreed upon by the parties. NEC shall have sole and exclusive authority over the scheduling of the Aircraft. NEC shall not be liable to User or any other person for loss, injury, or damage occasioned by the delay or failure to furnish the Aircraft and crew pursuant to this Agreement for any reason. In addition to requested schedules and departure times, User shall provide at least the following information for each proposed flight reasonably in advance of the desired departure time as required by NEC or its flight crew:
(a)	departure point;

(b)	destination;

(c)	date and time of flight;

(d)	number and identity of anticipated passengers;

(e)	nature and extent of luggage and/or cargo expected to be carried;

(f)	date and time of return flight, if any; and

(g)	any other information concerning the proposed flight that may be pertinent to or required by NEC, its flight crew, or governmental entities.
Subject to Aircraft and crew availability, NEC shall use its good faith efforts, consistent with its approved policies, to accommodate User’s needs and avoid conflicts in scheduling. Although every good faith effort shall be made to avoid its occurrence, any flights scheduled under this Agreement are subject to cancellation by either party without incurring liability to the other party. In the event of a cancellation, the canceling party shall provide the maximum notice reasonably practicable.
          6. Operational Authority and Control. NEC shall be responsible for the physical and technical operation of the Aircraft and the safe performance of all flights under this Agreement, and shall retain full authority and control, including exclusive operational control and exclusive possession, command and control of the Aircraft for all flights under this Agreement. NEC shall furnish at its expense a fully qualified flight crew with appropriate credentials to conduct each flight undertaken under this Agreement and included on the insurance policies that NEC is required to maintain hereunder. In accordance with applicable FARs, the qualified flight crew provided by NEC will exercise all required and/or appropriate duties and responsibilities in regard to the safety of each flight conducted hereunder. The pilot-in-command shall have absolute discretion in all matters concerning the preparation of the Aircraft for flight and the flight itself, the load carried and its distribution, the decision whether or not a flight shall be undertaken, the route to be flown, the place where landings shall be made, and all other matters relating to operation of the Aircraft. User specifically agrees that the flight crew shall have final and complete authority to delay or cancel any flight for any reason or condition that in the sole judgment of the pilot-in-command could compromise the safety of the flight, and to take any other action that in the sole judgment of the pilot-in-command is necessitated by considerations of safety. No such action of the pilot-in-command shall create or support any liability to User or any other person for loss, injury, damage or delay. NEC’s operation of the Aircraft hereunder shall be strictly within the guidelines and policies established by NEC and FAR Part 91.
          7. Aircraft Maintenance. NEC shall, at its own expense, cause the Aircraft to be inspected, maintained, serviced, repaired, overhauled, and tested in accordance with FAR Part 91 so that the Aircraft will remain in good operating condition and in a condition consistent with its airworthiness certification and shall take such requirements into account in scheduling the Aircraft hereunder, including but not limited compliance with applicable airworthiness directives and service bulletins. Performance of maintenance, preventive maintenance or inspection shall not be delayed or postponed for the purpose of scheduling the Aircraft unless such maintenance or inspection can safely be conducted at a later time in compliance with applicable laws, regulations and requirements, and such delay or postponement is consistent with the sound discretion of the pilot-in-command. In the event that any non-standard maintenance is required during the term and will interfere with User’s requested or scheduled flights, NEC, or NEC’s pilot-in-command, shall notify User of the maintenance required, the effect on the ability to comply with User’s requested or scheduled flights and the manner in which the parties will proceed with the performance of such maintenance and conduct of such flight(s). In no event shall NEC be liable to User or any other person for loss, injury or damage occasioned by the delay or failure to furnish the Aircraft under this Agreement, whether or not maintenance-related.
          8. Insurance.
     (a) NEC, at its expense, will maintain or cause to be maintained in full force and effect throughout the Term of this Agreement an aviation liability and hull insurance policy including: (i) aviation liability insurance against bodily injury and property damage claims arising out of the use of the Aircraft in an amount not less than $250,000,000 for each occurrence; and (ii) hull insurance for the Aircraft in amounts determined by NEC at its sole discretion. The aviation liability coverage shall include User as an additional insured and include a severability of interest provision providing that the insurance shall apply separately to each insured against whom a claim is made, except as respects the limits of liability. The aviation liability and hull insurance coverage shall include provisions whereby the insurer(s) waive all rights of subrogation they may have or acquire against User and shall permit the use of the Aircraft by NEC for compensation or hire as provided in §91.501 of the FARs.
     (b) NEC shall use reasonable commercial efforts to provide such additional insurance for specific flights under this Agreement as User may reasonably request. User acknowledges that any trips scheduled to areas not currently covered by existing policies may require NEC to purchase additional insurance to comply with applicable regulations, and NEC shall be required to maintain or cause to be maintained such additional insurance. The cost of all flight-specific insurance shall be borne by User as provided in Section 3(d).
          9. Use of Aircraft. User warrants that:
          (i) He has all necessary powers to enter into the transactions contemplated in this Agreement and has taken actions required to authorize and approve this Agreement;
          (ii) He will use the Aircraft under this Agreement for and only for his own account, including the carriage of his guests, and will not use the Aircraft for the purpose of providing transportation of passengers or cargo for compensation or hire or for common carriage;

          (iii) He will not permit any lien, security interest or other charge or encumbrance to attach against the Aircraft as a result of his actions or inactions, and shall not attempt to convey, mortgage, assign, lease or in any way alienate the Aircraft or NEC’s rights hereunder or create any kind of lien or security interest involving the Aircraft or do anything or take any action that might mature into such a lien; and
          (iv) During the Term of this Agreement, he will abide by and conform to all such laws, governmental and airport orders, rules, and regulations as shall from time to time be in effect relating in any way to the operation or use of the Aircraft by the lessee under a time sharing arrangement and all applicable policies of NEC.
          10. Limitation of Liability. NEITHER NEC (NOR ITS AFFILIATES) MAKES, HAS MADE OR SHALL BE DEEMED TO MAKE OR HAVE MADE ANY WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, WITH RESPECT TO ANY AIRCRAFT TO BE USED HEREUNDER OR ANY ENGINE OR COMPONENT THEREOF INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO DESIGN, COMPLIANCE WITH SPECIFICATIONS, QUALITY OF MATERIALS OR WORKMANSHIP, MERCHANTABILITY, FITNESS FOR ANY PURPOSE, USE OR OPERATION, AIRWORTHINESS, SAFETY, PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENT OR TITLE.
          IN NO EVENT SHALL NEC OR ITS AFFILIATES BE LIABLE FOR OR HAVE ANY DUTY FOR INDEMNIFICATION OR CONTRIBUTION TO USER, HIS EMPLOYEES, AGENTS OR GUESTS FOR ANY CLAIMED INDIRECT, SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, REGARDLESS OF WHETHER IT KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGE, LOSS OR EXPENSE.
          The provisions of this Section 10 shall survive the termination or expiration of this Agreement.
          11. Base of Operations. For purposes of this Agreement, the base of operation of the Aircraft is Stewart International Airport, Newburgh, New York, provided that such base may be changed at NEC’s sole discretion upon notice from NEC to User.
          12. Notices and Communications. All notices and other communications under this Agreement shall be in writing (except as permitted in Section 5) and shall be given (and shall be deemed to have been duly given upon receipt or refusal to accept receipt) by personal delivery, by facsimile or electronic mail (with a simultaneous confirmation copy sent by first class mail properly addressed and postage prepaid), or by a reputable overnight courier service, addressed as follows:

If to NEC:	National Express Company, Inc.
Attn: VP of Flight Operations
1 Express Drive
Newburgh, New York 12550
Facsimile: 845-567-[redacted]
E-mail: [redacted]@aexp.com

If to User:	Kenneth I. Chenault
c/o American Express Company
200 Vesey Street
51st Floor
New York, New York 10285
Facsimile: 212-640-[redacted]
E-mail: [redacted]@aexp.com
or to such other person or address as either party may from time to time designate in writing to the other party.
          13. Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to its subject matter, and there are no representations, warranties, rights, obligations, liabilities, conditions, covenants, or agreements relating to such subject matter that are not expressly set forth herein. There are no third-party beneficiaries of this Agreement.
          14. Further Acts. NEC and User shall from time to time perform such other and further acts and execute such other and further instruments as may be required by law or may be reasonably necessary (i) to carry out the intent and purpose of this Agreement, and (ii) to establish, maintain and protect the respective rights and remedies of the other party.
          15. Successors and Assigns. User shall not have the right to assign, transfer or pledge this Agreement. This Agreement shall be binding on the parties hereto and their respective heirs, executors, administrators, successors and assigns, and shall inure to the benefit of the parties hereto, and, except as otherwise provided herein, their respective heirs, executors, administrators, other legal representatives, successors and permitted assigns.
          16. Taxes. User shall be responsible for paying, and NEC shall be responsible for collecting from User and paying over to the appropriate authorities, all applicable Federal excise taxes imposed under IRC §4261 and all sales, use and other excise taxes imposed by any authority in connection with the use of the Aircraft by User hereunder.
          17. Governing Law and Consent to Jurisdiction. This Agreement shall be governed by the laws of the State of New York without regard to its choice of law principles, other than Section 5-1401 and Section 5-1402 of the New York General Obligations Law. The parties hereby consent and agree to submit to the exclusive jurisdiction and venue of any state or federal court in New York, New York in any proceedings hereunder, and each hereby waives any objection to any such proceedings based on improper venue or forum non-conveniens or similar principles. The parties hereto hereby further consent and agree to the exercise of such personal jurisdiction over them by such courts with respect to any such proceedings, waive any objection to the assertion or exercise of such jurisdiction and consent to process being served in any such proceedings in the manner provided for the giving of notices hereunder.
          18. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions shall not be affected or impaired.
          19. Amendment or Modification. This Agreement may be amended, modified or terminated only in writing duly executed by the parties hereto.
          20. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement, binding on all the parties notwithstanding that all the parties are not signatories to the same counterpart. Each party may transmit its signature by facsimile, and any faxed counterpart of this Agreement shall have the same force and effect as a manually-executed original.
          21. Truth-in-Leasing Compliance. NEC, on behalf of User, shall (i) deliver a copy of this Agreement to the Federal Aviation Administration, Aircraft Registration Branch, Attn: Technical Section, P.O. Box 25724, Oklahoma City, Oklahoma 73125 within 24 hours of its execution, (ii) notify the appropriate Flight Standards District Office at least 48 hours prior to the first flight under this Agreement of the registration number of the Aircraft, and the location of the airport of departure and departure time for such flight, and (iii) carry a copy of this Agreement onboard the Aircraft at all times when the Aircraft is being operated under this Agreement.
          22. TRUTH-IN-LEASING STATEMENT PURSUANT TO SECTION 91.23 OF THE FEDERAL AVIATION REGULATIONS.
          (a) NEC CERTIFIES THAT EACH OF THE AIRCRAFT HAS BEEN INSPECTED AND MAINTAINED DURING THE 12-MONTH PERIOD PRECEDING THE DATE OF THIS AGREEMENT (OR SUCH SHORTER PERIOD AS NEC SHALL HAVE POSSESSED THE AIRCRAFT) IN ACCORDANCE WITH THE PROVISIONS OF PART 91 OF THE FEDERAL AVIATION REGULATIONS. EACH OF THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED IN COMPLIANCE WITH THE MAINTENANCE AND INSPECTION REQUIREMENTS FOR ALL OPERATIONS TO BE CONDUCTED UNDER THIS AGREEMENT.
          (b) NEC AGREES, CERTIFIES AND ACKNOWLEDGES, AS EVIDENCED BY ITS SIGNATURE BELOW, THAT WHENEVER ANY OF THE AIRCRAFT IS OPERATED UNDER THIS AGREEMENT, NEC SHALL BE KNOWN AS, CONSIDERED, AND SHALL IN FACT BE THE OPERATOR OF THE AIRCRAFT, AND THAT NEC UNDERSTANDS ITS RESPONSIBILITIES FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.

     (c) THE PARTIES UNDERSTAND THAT AN EXPLANATION OF FACTORS AND PERTINENT FEDERAL AVIATION REGULATIONS BEARING ON OPERATIONAL CONTROL CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE.
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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written. The persons signing below warrant their authority to sign.

NATIONAL EXPRESS COMPANY, INC.			Kenneth I. Chenault

By:	/s/ Steven C. Ohmstede		/s/ Kenneth I. Chenault
	Name:	Steven C. Ohmstede
	Title:	VP of Flight Operations
A legible copy of this Agreement shall be kept in the Aircraft for all operations conducted hereunder.

SCHEDULE A
One Gulfstream Aerospace G-V aircraft bearing Federal Aviation Administration Registration Number [Redacted] and Manufacturer’s Serial Number [Redacted], one Gulfstream Aerospace G450 bearing FAA registration number [Redacted] and manufacturer’s serial number [Redacted], one Gulfstream Aerospace GIVSP bearing FAA registration number [Redacted] and manufacturer’s serial number [Redacted], and one Sikorsky S-76C+ bearing FAA registration number [Redacted] and manufacturer’s serial number [Redacted], together with engines and components installed therein.
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